Exhibit 10.7

[2010 CC2 LLQS]

THIS QUOTA SHARE TREATY dated 30 December 2009 (as amended by endorsement[s] dated [—] and as further amended and restated with effect from [the day on which the sale of the Reinsurer’s parent company’s entire issued share capital is completed] (the “Effective Date”) is made

BETWEEN

(1)	CANOPIUS CAPITAL TWO LIMITED, a company incorporated in England and Wales (no 5234105) whose registered office is at Gallery 9, One Lime Street, London EC3M 7HA (the “Reinsured”); and

(2)	[CANOPIUS BERMUDA][1] LIMITED, a company incorporated in Bermuda with offices at [Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda] (the “Reinsurer”).

BACKGROUND

A	The Reinsured and Flectat Limited (“Flectat”) are indirect wholly owned subsidiaries of Canopius Group Limited.

B	The Reinsured is an underwriting member of Lloyd’s which:

(i)	participated in Syndicate 4444 at Lloyd’s (the “Syndicate”) for the 2010 underwriting year of account (with a member’s syndicate premium limit of £469,664,635 out of a total syndicate capacity of £550,000,000);

(ii)	did not participate in any other syndicate at Lloyd’s for the 2010 underwriting year of account; and

(iii)	did not underwrite at Lloyd’s for the 2011 underwriting year of account and does not underwrite at Lloyd’s for the 2012 underwriting year of account.

C	The underwriting of the Reinsured at Lloyd’s for the 2010 underwriting year of account is in part supported by the Reinsurer’s FAL described in Article 10.

D	In addition to this Treaty between the Reinsurer (as reinsurer) and the Reinsured (as reinsured), the Reinsurer is also party as reinsurer to the following contracts of quota share reinsurance with Flectat as reinsured:

(i)	a contract (the “2011 Flectat LLQS”), originally made on 15 December 2010 but amended and restated with effect from the Effective Date, under which the Reinsurer agreed to assume by way of quota share reinsurance 85% (subject to adjustment in specified circumstances) of all rights and obligations of Flectat in respect of its participation as a member of the Syndicate as constituted for the 2011 underwriting year of account; and

[1]	Name of Reinsurer square-bracketed pending confirmation as to the date of the envisaged change of name relative to the expected date of signature of the contract

(ii)	a contract (the “2012 Flectat LLQS”), originally made on 1 December 2011 but amended and restated with effect from the Effective Date, under which the Reinsurer agreed to assume by way of quota share reinsurance 85% (subject to adjustment in specified circumstances) of all rights and obligations of Flectat in respect of its participation as a member of the Syndicate as constituted for the 2012 underwriting year of account.

DEFINITIONS AND INTERPRETATION

A	In this Treaty, the following words and expressions have the meanings set out below:

2010 CBL/OSIL Treaty: the reinsurance treaty made between the Reinsurer (as reinsured) and Omega Specialty Insurance Company Limited (as reinsurer) in respect of certain of the Reinsurer’s rights and obligations pursuant to this Treaty;

2011 Flectat LLQS: the meaning given in Recital D(i);

2012 Flectat LLQS: the meaning given in Recital D(ii);

Additional 2010 Solvency FAL Requirement Notification: the meaning given in paragraph (1) of Article 11;

Business: the meaning given in paragraph (1) of Article 2;

CBL/OSIL Treaties: the reinsurance treaties made between the Reinsurer (as reinsured) and Omega Specialty Insurance Company Limited (as reinsurer) in respect of certain of the Reinsurer’s rights and obligations pursuant to this Treaty, the 2011 Flectat LLQS and the 2012 Flectat LLQS;

Effective Date: the meaning given in the title to this Treaty;

Expenses: the meaning given in paragraph (1)(v) of Article 6;

FAL: funds at Lloyd’s in such form as is determined by Lloyd’s in accordance with, inter alia, the Membership and Underwriting Conditions and Requirements (Funds at Lloyd’s) (as amended or replaced from time to time);

FAL Providers’ Deed: the meaning given in Article 8;

Flectat: the meaning given in Recital A;

GNPI: the meaning given in paragraph (1) of Article 6;

Income: the meaning given in paragraph (1)(vi) of Article 6;

Lloyd’s: the society incorporated by Lloyd’s Act 1871 by the name of Lloyd’s;

Managing Agent: the meaning given in paragraph (2) of Article 1;

Other Additional 2010 Solvency FAL: the meaning given in paragraph (2) of Article 11;

Outgoings: the meaning given in paragraph (1)(vi) of Article 6;

Premium: the meaning given in paragraph (1) of Article 6;

Profit before PC: the meaning given in paragraph (1)(vi) of Article 6;

Reinsurer’s Additional 2010 Solvency FAL: the meaning given in paragraph (1) of Article 11;

Reinsurer’s Additional ECA FAL: the meaning given in the 2011 Flectat LLQS and the 2012 Flectat LLQS;

Reinsurer’s FAL: the meaning given in paragraph (1) of Article 10;

Relevant Percentage: the meaning given in paragraph (1) of Article 2;

RITC: reinsurance to close (as defined in Lloyd’s Definitions Byelaw, No. 7 of 2005); and

Syndicate: the meaning given in the meaning given in Recital B(i).

B	The ejusdem generis rule of construction shall not apply to this Treaty and accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.

C	References in this Treaty to the parties and to Recitals, Articles and paragraphs are respectively to the parties to and Recitals, Articles and paragraphs of this Treaty.

Article 1: Warranty and Undertakings

(1)	The Reinsured warrants that the background facts set out in Recitals A and B above are true and accurate.

(2)	In the event that the managing agent of the Syndicate (the “Managing Agent”) proposes to reinsure to close the 2009 or any prior underwriting year of account of any other Lloyd’s syndicate into the 2010 underwriting year of account of the Syndicate, the Reinsured shall use its reasonable endeavours to procure that the Managing Agent consults with the Reinsurer in good faith and provides to the Reinsurer such information as it may reasonably request for the purposes of such consultation.

Article 2: Scope of Reinsurance: Indemnity

(1)

By this Treaty, the Reinsured agrees to cede and the Reinsurer agrees to assume by way of quota share reinsurance on the terms and conditions set out below 85% (the “Relevant Percentage”) of all rights and obligations of the Reinsured in respect of its participation as a member of the Syndicate for the 2010 underwriting year of account including (i) all business allocated by the Managing Agent to the pure 2010 underwriting year of account of the Syndicate (ii) all business signed by the Managing Agent into the 2010 underwriting year of account of the Syndicate and (iii) all business accepted by the Managing Agent for the 2010 underwriting year of account of the Syndicate by way of RITC (or if an account is closed into the 2010 underwriting year of account of the Syndicate other than by reinsurance, all business accepted on such closure) in respect of any earlier year of account of the Syndicate and/or of any year of account of any other syndicate at Lloyd’s (the “Business”).

(2)	Accordingly the Reinsurer shall, subject to the operation of paragraph (4) of Article 10, indemnify the Reinsured for the Reinsurer’s Relevant Percentage share of all liabilities, obligations and outgoings of the Reinsured as a member of the Syndicate for the 2010 year of account (other than amounts taken into account in the reduction of premium under Article 6) including any amounts payable for RITC of an underwriting year of account or, if the account is closed other than by reinsurance, all provisions made on closure in the Syndicate accounts for all liabilities attributable to that and prior closed underwriting years of account.

Article 3: Term and Termination

This Treaty shall commence as of 00.01 on 1 January 2010.

Without prejudice to any rights that may have accrued under this Treaty or any of its rights or remedies (i) either party may at any time terminate this Treaty with immediate effect by giving written notice to the other party if the performance of this Treaty is prohibited or rendered impossible de jure or de facto, in particular as a consequence of any law or regulation which is or shall be in force in any country or territory and (ii) the Reinsurer may at any time terminate this Treaty with immediate effect by giving written notice to the Reinsured if the 2010 CBL/OSIL Treaty is terminated for any reason, PROVIDED that any provisions of this Treaty which are expressly or impliedly intended to survive termination shall continue in force.

Article 4: Original Terms

All business ceded and assumed hereunder shall be subject to all the same terms, clauses and conditions as contained in the original policies including all variations and/or extensions that may be agreed from time to time by the Managing Agent.

The said business and this Treaty shall be subject to all applicable Byelaws and regulations of Lloyd’s.

Article 5: Information

The Reinsured shall take all available steps to obtain from the Managing Agent and deliver promptly to the Reinsurer on receipt, until the 2010 underwriting year of account of the Syndicate is closed, copies of all:

(a)	Syndicate business forecasts to the extent they relate to the Syndicate as constituted for the 2010 underwriting year of account;

(b)	reports, accounts, forecasts and notices which the Managing Agent submits or is required by Lloyd’s to submit to members of the Syndicate as constituted for the 2010 underwriting year of account;

(c)	the Syndicate’s quarterly returns to Lloyd’s (to be delivered within 60 days of the end of each quarter) to the extent they relate to the Syndicate as constituted for the 2010 underwriting year of account;

(d)	the most recently completed actuarial loss reserve study for the Syndicate to the extent it relates to the Syndicate as constituted for the 2010 underwriting year of account; and

(e)	such other information in writing concerning the Syndicate as constituted for the 2010 underwriting year of account which the Reinsurer may from time to time reasonably require.

Article 6: Premium

(1)	The premium payable hereunder by the Reinsured (“Premium”) shall be an amount equal to that described in paragraph (i) below (“GNPI”) adjusted in accordance with the provisions of paragraphs (ii) to (vii) below:

(i)	GNPI shall be the Relevant Percentage of the Reinsured’s share of the original gross premium of the Business (net of commissions, brokerage, policy taxes and similar deductions, and premium repayable on cancellation or as return premium) including premium for the RITC of any prior year of account or, if the liabilities of a closed prior year were brought in other than by reinsurance, the reserves transferred to the 2010 year of account in respect thereof;

(ii)	from GNPI shall be deducted the Relevant Percentage of the Reinsured’s share of all paid premium and other costs of the reinsurances protecting the Business (not including, for the avoidance of any doubt, the RITC of the 2010 underwriting year of account of the Syndicate);

(iii)	to the resulting sum shall be added the Relevant Percentage of the Reinsured’s share of the Syndicate’s profits on exchange in respect of the 2010 underwriting year of account and from the same shall be deducted the Relevant Percentage of the Reinsured’s share of the Syndicate’s losses on exchange in respect of the 2010 underwriting year of account;

(iv)	to the resulting sum shall be added the Relevant Percentage of the Reinsured’s share of investment income (net of investment losses and expenses) in respect of the 2010 underwriting year of account of the Syndicate accounted for by the Syndicate at closure of the 2010 underwriting year of account;

(v)	from the resulting sum shall be deducted the Relevant Percentage of the amounts (“Expenses”) set out below:

(a)	the Reinsured’s share of syndicate operating expenses including taxes and levies not included in (i) above in respect of the 2010 underwriting year of account of the Syndicate accounted for by the Syndicate at closure of the 2010 underwriting year of account;

(b)	the Reinsured’s standard personal expenses of Lloyd’s Central Fund Contribution and Lloyd’s Subscription as deducted by the Managing Agent;

(c)	an amount equal to 1.0% of the Reinsured’s member’s syndicate premium limit in respect of the 2010 underwriting year of account of the Syndicate (as set out in Recital B above);

(vi)	from the resulting sum shall be deducted an amount equal to 17.5% of the Profit Before PC as referred to and defined below, calculated as follows:

“Income”

(a) GNPI less the Relevant Percentage of the Reinsured’s share of all paid premium and other costs of the reinsurances protecting the Business as defined in (ii) above;

(b) the Relevant Percentage of the Reinsured’s share of the Syndicate’s profits (net of losses) on exchange as defined in (iii) above; and

(c) the Relevant Percentage of the Reinsured’s share of investment income (net of investment losses and expenses) accounted for by the Syndicate as defined in (iv) above;

“Outgoings”:

(a) the Relevant Percentage of the Reinsured’s share of all paid claims and losses and paid claims and loss expenses hereunder in respect of the 2010 underwriting year of account of the Syndicate (for the avoidance of doubt after the benefit of the Relevant Percentage of the Reinsured’s share of the Syndicate’s recoveries under protecting reinsurances);

(b) the Relevant Percentage of the Reinsured’s share of any amounts payable for RITC of the 2010 underwriting year of account of the Syndicate or, if the account is closed other than by reinsurance, all provisions made in the Syndicate accounts on closure for all liabilities including outstanding claims and claims incurred but not reported attributable to that and prior closed underwriting years of account;

(c) the Relevant Percentage of the Reinsured’s share of syndicate operating expenses including taxes and levies as referred to in paragraph (v)(a) above;

(d) the Relevant Percentage of the Reinsured’s standard personal expenses of Lloyd’s Central Fund Contribution and Lloyd’s Subscription as referred to in paragraph (v)(b) above; and

(e) the Relevant Percentage of an amount equal to 1.0% of the Reinsured’s member’s syndicate premium limit in respect of the 2010 underwriting year of account of the Syndicate as referred to in paragraph (v)(c) above, the excess, if any, of the sum of all Income less the sum of all Outgoings being the “Profit Before PC”;

(vii)	from the resulting sum shall be deducted to defray the Reinsured’s expenses an overriding commission of GBP50,000 plus the Relevant Percentage of the amounts charged to the Reinsured by (a) Canopius Group Limited or any of its subsidiaries or (b) third parties as letter of credit or other fees for providing Funds at Lloyd’s or collateral to support the underwriting of the Reinsured as a member of the Syndicate for the 2010 underwriting year of account.

(2)	Premium in currencies other than £Sterling shall be converted into £Sterling at the rates used in the Reinsured’s books of account and shall be payable in £Sterling.

Article 7: Protecting Reinsurances: Follow the Fortunes

This Treaty is net of and the Reinsurer shall be automatically protected by all reinsurance protections of whatever nature of the Reinsured as a member of the Syndicate for the 2010 underwriting year of account and the Reinsurer shall in addition have the benefit, subject to the terms of closure of an account, of all rights of salvage or other recoveries of the Reinsured so that the gross and net accounts respectively of the Reinsurer shall save as to the overriding commission specified in paragraph (vii) in Article 6 follow in all respects those of the Reinsured.

Further, the Reinsurer shall be automatically protected by all excess of loss reinsurance protections of the Reinsured to the extent that claims in respect of the Reinsured’s participation are recovered under such excess of loss reinsurances.

This Treaty is to pay (and only to pay) losses in line with those which the Reinsured may itself pay, the true intent of this Treaty being that the Reinsurer shall, in every case to which this Treaty applies, follow without question all settlements and compromises (including those which are made on a ‘without prejudice’ basis or are of a wholly ex gratia nature) of the Reinsured.

Article 8: Settlement

Premium and other income of the Business shall until closure of the 2010 underwriting year of account be retained within the Premiums Trust Funds and other trust funds of the Reinsured as a member of the Syndicate and utilised in accordance with the terms of the applicable trust deeds for the settlement of claims and the other underwriting liabilities of the Business so that, except to the extent that (i) calls are made earlier on the Reinsured in respect of such liabilities or (ii) early releases to the Reinsured from its Premiums Trust Funds on account of underwriting profits as a member of the Syndicate for the 2010 underwriting year of account are permitted by Lloyd’s and the Reinsured makes a corresponding payment on account to the Reinsurer, settlement between the parties (calculated by or on behalf of the Reinsured in the manner set out in a ‘Final Declared Result’ statement of account in a form to be agreed between the Reinsurer and the Reinsured, using as appropriate figures contained in the audited accounts of the Syndicate prepared following and reflecting the RITC of the Syndicate for the 2010 underwriting year of account and taking full account of all such amounts which may be payable by the parties under the terms of the FAL Providers’ Deed entered into between, inter alios, Canopius Group Limited, the Reinsured and the Reinsurer and having effect on the Effective Date (the “FAL Providers’ Deed”)) shall be made, in £Sterling (having converted into £Sterling any amounts in currencies other than £Sterling at the rates used in the Reinsured’s books of account), on and follow the closure of the account and releases, if any, from the relevant trust funds.

Article 9: Records

All records of the Reinsured insofar as they relate to the business covered by this Treaty shall be open to inspection by the Reinsurer at all reasonable times and the Reinsured shall on request use all endeavours to obtain for the Reinsurer, at the Reinsurer’s expense, copies of or access to the records of the Syndicate to the extent permitted by the underwriting agency agreement between the Reinsured and the Managing Agent.

Article 10: Security and Limitation of Liability

(1)

The Reinsurer shall (i) provide or procure the provision to Lloyd’s of one or more letters of credit, cash deposits and/or investments (in a form acceptable to Lloyd’s) having an aggregate value of £[—][2] and (ii) use its reasonable endeavours to procure that Omega Specialty Insurance Company Limited shall provide or procure the provision to Lloyd’s of one or more letters of credit, cash deposits and/or investments (in a form acceptable to Lloyd’s) having an aggregate value of £[—][3] to form part of the FAL of the Reinsured pursuant to the terms of the CBL/OSIL Treaties (the FAL provided by the Reinsurer and the FAL provided by Omega Specialty Insurance Company Limited together, the “Reinsurer’s FAL”), which shall form part of the FAL of the Reinsured and be deposited on interavailable terms such that it will support the underwriting of Flectat for the 2011 and subsequent underwriting years of account as well as the Reinsured’s underwriting at Lloyd’s for the 2010 underwriting year of account and (subject to the provisions and operation of the FAL Providers’ Deed) stand as security for the performance of the Reinsurer’s obligations under this Treaty, the 2011 Flectat LLQS and the 2012 Flectat LLQS.

(2)	The cost of provision of the Reinsurer’s FAL shall be paid by the Reinsurer or others (but not the Reinsured).

(3)	The Reinsurer may, at any time permitted by Lloyd’s, substitute for all or any part of the Reinsurer’s FAL any other assets of equivalent value acceptable under Lloyd’s requirements as FAL.

[2]	Relevant figure representing CBL’s share of FAL to be inserted, to be ascertained
[3]	Relevant figure representing OSIL’s share of FAL to be inserted, to be ascertained

(4)

The liability of the Reinsurer under this Treaty beyond an amount equal to the premium payable to the Reinsurer under Article 6 (subject to the provisions of Article 8 concerning settlement at Syndicate level) shall, when aggregated with all liabilities of the Reinsurer under the 2011 Flectat LLQS and the 2012 Flectat LLQS beyond an amount equal to the aggregate premium payable to the Reinsurer under the 2011 Flectat LLQS and the 2012 Flectat LLQS (subject to the provisions of the 2011 Flectat LLQS and the 2012 Flectat LLQS concerning settlement at Syndicate level), be limited to and in no circumstances exceed in aggregate £[—][4] plus the aggregate value of any Reinsurer’s Additional ECA FAL provided or procured to be provided from time to time by the Reinsurer to Lloyd’s pursuant to the terms of the 2011 Flectat LLQS or the 2012 Flectat LLQS.

(5)

For the avoidance of any doubt, the aggregate liability of the Reinsurer under this Treaty alone shall not exceed an amount equal to the premium payable to the Reinsurer under Article 6 (subject to the provisions of Article 8 concerning settlement at Syndicate level) plus £[—][5] plus the aggregate value of any Reinsurer’s Additional ECA FAL provided or procured to be provided from time to time by the Reinsurer to Lloyd’s pursuant to the terms of the 2011 Flectat LLQS or the 2012 Flectat LLQS.

Article 11: Additional Funds at Lloyd’s

(1)	If (i) the 2010 underwriting year of account of the Syndicate is not closed as at 31 December 2012 and (ii) at any time after the Effective Date and before the 2010 underwriting year of account of the Syndicate is closed the Reinsured is required by Lloyd’s to provide additional FAL in order to meet an increase in the Reinsured’s open year solvency deficiency in respect of its underwriting as a member of the Syndicate for the 2010 underwriting year of account the Reinsured will promptly notify the Reinsurer of that fact and of the amount of additional FAL required by Lloyd’s (“Additional 2010 Solvency FAL Requirement Notification”) and the Reinsurer shall (i) promptly provide or procure the provision to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL of the Reinsured, to be deposited in the FAL of the Reinsured a letter of credit, cash or investments having an aggregate value of 32% of 85% of the amount of the required additional FAL and (ii) use its reasonable endeavours to procure that Omega Specialty Insurance Company Limited shall provide or procure the provision to Lloyd’s, in a form acceptable to Lloyd’s to stand as FAL of the Reinsured, to be deposited in the FAL of the Reinsured a letter of credit, cash or investments having an aggregate value of 68% of 85% of the amount of the required additional FAL pursuant to the terms of the 2010 CBL/OSIL Treaty (the additional FAL provided by the Reinsurer and the additional FAL provided by Omega Specialty Insurance Company Limited together, the “Reinsurer’s Additional 2010 Solvency FAL”). For the avoidance of doubt, the Reinsurer shall not be liable to make good any failure of Omega Specialty Insurance Company Limited to provide FAL pursuant to the terms of the 2010 CBL/OSIL Treaty.

(2)	If the Reinsurer does not, within 21 days of receiving the Additional 2010 Solvency FAL Requirement Notification, provide or procure the provision of the full amount (or any) of the Reinsurer’s Additional 2010 Solvency

[4]	i.e. the aggregate of CBL’s and OSIL’s respective limits of liability
[5]	i.e. the aggregate of CBL’s and OSIL’s respective limits of liability

FAL, the Reinsured may elect (but shall not be obliged) to provide, or permit there to be provided by another for its benefit, the required additional FAL (“Other Additional 2010 Solvency FAL”). If the Reinsured does provide (or permit there to be provided by another for its benefit) Other Additional 2010 Solvency FAL, the Reinsurer shall pay to the Reinsured, promptly following release by Lloyd’s from the Reinsured’s FAL of all or part of the Other Additional 2010 Solvency FAL, an amount calculated by (i) multiplying the amount of the Other Additional 2010 Solvency FAL released by the percentage corresponding to five hundred basis points plus the LIBOR rate for a 6 month £Sterling deposit as at the date on which the Reinsured provided (or permitted there to be provided by another for its benefit) the Other Additional 2010 Solvency FAL and (ii) multiplying the result of that calculation (“A”) by x/42 where x is the number of complete calendar months (or part thereof) for which the released Other Additional 2010 Solvency FAL was deposited in the Reinsured’s FAL PROVIDED that the amount payable by the Reinsurer shall not exceed A.

Article 12: Cash Calls

In the event that the Reinsured is required by the Managing Agent to meet a cash call in respect of the Syndicate’s 2010 underwriting year of account, the Reinsured is entitled (unless the Reinsurer expressly elects and settles otherwise) to a cash settlement from (i) the Reinsurer’s FAL and/or (as the case may be) (ii) any Reinsurer’s Additional ECA FAL provided or procured to be provided from time to time by the Reinsurer to Lloyd’s pursuant to the terms of the 2011 Flectat LLQS or the 2012 Flectat LLQS, equal to 85% of the amount of such cash call.

Amounts recovered under this provision shall be treated as a payment on account of the amount which the Reinsurer may be liable (subject always to the operation of paragraph (4) of Article 10) to pay under Article 2.

Article 13: Guarantee

[Article deleted]

Article 14: Errors and Omissions

It is hereby understood and agreed that any inadvertent delays, omissions or errors made in connection with this Treaty shall not be held to relieve any of the parties hereto from any liability which would have attached to them hereunder if such delay, omission or error had not occurred provided that rectification is made upon discovery.

Article 15: Non-Waiver

The failure of the Reinsured or the Reinsurer to insist on compliance with the contract to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedy contained herein nor stop either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedy in the future.

Article 16: Insolvency

Where an Insolvency Event (as defined below) occurs in relation to the Reinsured the following terms shall apply (and, in the event of any inconsistency between these terms and any other terms of this Treaty, the following terms shall prevail):

(1)	Notwithstanding any requirement in this Treaty that the Reinsured shall actually make payment in discharge of its liability to its policyholders before becoming entitled to payment from the Reinsurer:

(a)	the Reinsurer shall be liable to pay the Reinsured even though the Reinsured is unable actually to pay, or discharge its liability to, its policyholders, but

(b)	nothing in this clause shall operate to accelerate the date for payment by the Reinsurer of any sum which may be payable to the Reinsured, which sum shall only become payable as and when the Reinsured would have discharged, by actual payment, its liability for its then current net loss but for the Reinsured being the subject of any Insolvency Event.

(2)	The existence, quantum, valuation and date for payment of any sum which the Reinsurer is liable to pay the Reinsured under this Treaty shall be those and only those for which the Reinsurer would be liable to the Reinsured if the liability of the Reinsured to its policyholders had been determined without reference to any term in any composition or scheme of arrangement or any similar such arrangement, entered into between the Reinsured and its policyholders, unless and until the Reinsurer serves written notice to the contrary on the Reinsured in relation to any composition or scheme of arrangement.

(3)	The Reinsurer shall be entitled (but not obliged) to set-off, against any sum which it may be liable to pay the Reinsured, any sum for which the Reinsured is liable to pay the Reinsurer.

For the purposes of this Article, an “Insolvency Event” shall occur if:

A	(i)(in relation to (1), (2) and (3) above) a winding-up petition is presented in respect of the Reinsured or a provisional liquidator is appointed over it or if the Reinsured goes into administration, administrative receivership or receivership or if the Reinsured has a scheme of arrangement or voluntary arrangement proposed in relation to all or any part of its affairs; or

(ii)(in relation to (1) above) if the Reinsured goes into compulsory or voluntary liquidation,

or, in each case, if the Reinsured becomes subject to any other similar insolvency process (whether under the laws of England and Wales or elsewhere); and

B	the Reinsured is unable to pay its debts as and when they fall due within the meaning of section 123 of the Insolvency Act 1986 (or any statutory amendment or re-enactment of that section).

Article 17: Arbitration

Any dispute arising out of or relating to the interpretation, performance or breach of this Treaty, as well as the formation, validity, binding effect and/or termination thereof and/or any non-contractual claims, shall be referred to arbitration under ARIAS UK Arbitration Rules by a panel of three arbitrators. The Reinsurer or the Reinsured may request arbitration in writing sent to the other party (the respondent) by certified or registered post, return receipt requested.

One arbitrator shall be chosen by the Reinsurer and one by the Reinsured, and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If the Reinsurer fails to appoint its arbitrator within 30 days after being requested to do so by the Reinsured, the Reinsured may appoint the second arbitrator.

Where the two party-appointed arbitrators have failed to appoint a third arbitrator within 30 days of the arbitration demand, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment.

All arbitrators will be disinterested persons (including those who have retired) having at least 10 years experience of insurance or reinsurance within the industry or as lawyers or other professional advisers serving the industry.

Within 30 days after notice of appointment of all arbitrators the panel will meet and determine timely periods for briefs, discovery procedures and schedules for hearings.

The panel may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute and shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions. Unless the panel agrees otherwise, arbitration will take place in England, but the venue may be changed when the panel deems such change to be in the best interest of the arbitration proceeding. The decision of any two arbitrators when rendered in writing will be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

Each party will bear the costs of its own arbitrator and will bear, jointly and equally with the other party, the costs of the third arbitrator. The panel will allocate the remaining costs of the arbitration. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including without limitation, with respect to legal fees.

The governing law of this Treaty shall be the substantive law of England and Wales.

The provisions of this Article shall survive the expiration or termination of this Treaty.

Article 18: Notices

Any notice or other communication under or in connection with this Treaty shall be delivered personally or sent by first class pre-paid post return receipt required, to the intended recipient.

(a)	in the case of the Reinsured:

Gallery 9,

One Lime Street,

London EC3M 7HA,

United Kingdom.

Attn: The Secretary

(b)	in the case of the Reinsurer:

[Atlantic House

11 Par-La-Ville Road

Hamilton HM 11

Bermuda]

Attn: The Directors, [Canopius Bermuda] Limited

or such other addresses as the relevant party has specified in writing to the party giving notice.

In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(i)	if delivered personally, at the time of delivery but if delivery takes place outside business hours, the commencement of business following delivery or transmission; or

(ii)	if sent by first class mail to an address in the United Kingdom on the second Business Day after posting in the United Kingdom;

(iii)	if sent by air mail from or to the United Kingdom, the fifth Business Day after posting.

In proving service by post it shall be sufficient to prove that the envelope containing the notice was properly addressed, stamped and posted.

Article 19: Counterparts

This Treaty may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

This document is EXECUTED AS A DEED and is delivered and takes effect at the date written at the beginning of it.

Executed as a deed by CANOPIUS		)
CAPITAL TWO LIMITED acting by		)
two directors or a director and its		)
company secretary:		)

Director

Director/Secretary

Signed as a deed on behalf of		)
[CANOPIUS BERMUDA] LIMITED,		)
a company incorporated in Bermuda,		)
as reinsurer for its 100% participation		)
herein		)

by:	and

each being persons who, in accordance with the laws of that territory, are acting under the authority of that company